Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Terms No. 6,561 Filed pursuant to Rule 433 Registration Statement Nos. 333-250103; 333-250103-01 October 3, 2022

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due November 3, 2027 Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Market measure	S&P 500® Index (the “underlying index”)
Pricing date*	October 31, 2022
Original issue date*	November 3, 2022
Face amount	$1,000 per security
Automatic call	If, on any calculation day, beginning on November 3, 2023, the closing level of the underlying index is greater than or equal to the starting level, the securities will be automatically called for the applicable call payment on the related call settlement date.
Calculation days*	Calculation Day	Call Premium†
and call premiums	November 3, 2023	At least 8.50% of the face amount
	May 3, 2024	At least 12.75% of the face amount
	November 4, 2024	At least 17.00% of the face amount
	May 5, 2025	At least 21.25% of the face amount
	November 3, 2025	At least 25.50% of the face amount
	May 4, 2026	At least 29.75% of the face amount
	November 3, 2026	At least 34.00% of the face amount
	May 3, 2027	At least 38.25% of the face amount
	October 27, 2027 (the “final calculation day”)	At least 42.50% of the face amount
† to be determined on the pricing date
Call settlement dates	Five business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)	▪ if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or ▪ if the ending level is less than the threshold level: $1,000 × performance factor
Maturity date*	November 3, 2027
Starting level	The closing level on the pricing date
Ending level	The closing level on the final calculation day
Performance factor	The ending level divided by the starting level
Threshold level	60% of the starting level
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.
CUSIP	61774HNU8
Tax considerations	See preliminary terms

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level is less than the threshold level, you will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the underlying index on the applicable calculation day significantly exceeds its starting level. You will not participate in any appreciation of the underlying index.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $931.00, or within $31.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary terms referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary terms:

https://www.sec.gov/Archives/edgar/data/895421/000095010322017039/dp181766_fwp-ps6561.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.50% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary terms. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

•	The appreciation potential of the securities is limited by the call payment specified for each calculation day.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlying index.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final calculation day is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

•	Adjustments to the underlying index could adversely affect the value of the securities.

•	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities.

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.